Exhibit 23.4

杭州市拱墅区灯彩东街9号正标律师大厦4F

No. 9, Dengcai East Street, Gongshu District,

Hangzhou 310011. P.R.C.

Tel/Fax:+86-0571-88131280

http://www.zhblaw.com

August 20th, 2020

Tantech Holdings Ltd

No. 10, Censhan Road, Shuige Industrial Zone

Lishui, Zhejiang Province

People's Republic of China

Re: Consent Letter on Tantech Holdings Ltd- Form F-3

Ladies and Gentlemen:

We are qualified lawyers of the People's Republic of China (the “PRC”, for the purpose of this consent only, excluding the Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and as such are qualified to issue this consent according to the laws and regulations of the P.R.C.

We have acted as legal counsel as to P.R.C. Laws to Tantech Holdings Ltd (“Tantech”), a company incorporated under the laws of the British Virgin Islands in connection with the filing on Form F-3 to register up to $ 107,754,663 of securities of the Company in a shelf registration statement.

In addition, we state that we are not admitted to practice in any country other than the P.R.C., and we express no opinion as to any laws other than the laws and regulations of the P.R.C. We have assumed that no other laws would affect the consent stated herein.

Based upon and subject to the foregoing, we hereby consent to the reference to our name in such registration statement.

This consent is delivered solely to you for the purpose of and in connection with the Tantech’s Form F-3. It may not be used for any other purpose. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ ZheJiang Zhengbiao Law Firm

ZheJiang Zhengbiao Law Firm

Lawyer Wang-Jiaguo

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地址：中国﹒杭州市拱墅区灯彩东街9号正标律师大厦 邮编：310011 传真：(＋86)0571-88131280